Exhibit 99.1

Medidata Reports Record Full Year and Fourth Quarter 2013 Results

  Record full year revenue of $276.8 million, a 27% year-over-year increase
  Record full year subscription revenue of $227.9 million, a 33% year-over-year increase
  Raises 2014 revenue guidance to between $340 and $345 million

NEW YORK--(BUSINESS WIRE)--February 6, 2014--Medidata (NASDAQ:MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced its financial results for the fourth quarter and full year 2013, and provided detailed financial guidance for the full year 2014.

“Record revenues of $277 million in 2013 led to Medidata’s best year of growth since we went public in 2009. Subscription revenue growth of 33% was driven by accelerating customer adoption and market share gains,” said Tarek Sherif, Medidata's chairman and chief executive officer. “Our cloud platform is built on best-in-class technology supported by a deep understanding of clinical development, while our benchmarking and analytic capabilities are powered by the largest, unique data repository in our industry. This has made Medidata a key technology partner to the life sciences industry as we focus on optimizing value throughout the clinical development process. Given our healthy backlog, momentum and a great pipeline of opportunities, we are well positioned for another year of exciting growth.”

Fourth Quarter 2013 Results

  Total revenue for the fourth quarter of 2013 was $74.6 million, an increase of $16.0 million, or 27%, compared with $58.6 million in 2012. Subscription revenue was $63.0 million, an increase of 32%, compared with the same period last year.
  GAAP operating (loss)* for the quarter was ($1.5) million, compared with income of $9.3 million in the fourth quarter of 2012. Non-GAAP operating income** for the fourth quarter of 2013 increased to $17.3 million, up 24%, compared with $14.0 million a year ago.
  For the fourth quarter and full year of 2013, GAAP results* include $9.3 million of additional stock-based compensation expense relating to long-term performance-based restricted stock units.
  GAAP net income* for the fourth quarter of 2013 was $0.6 million, or $0.01 per diluted share, compared with $6.6 million, or $0.13 per diluted share, in the fourth quarter of 2012. Adjusted non-GAAP net income** for the fourth quarter of 2013 was $12.5 million, or $0.23 per diluted share, up 37%, compared with $9.1 million, or $0.17 per diluted share, in the fourth quarter of 2012. See the non-GAAP reconciliation included in this release for full details of the non-GAAP adjustments.
  Cash flow from operations was $20.1 million in the fourth quarter, up $23.6 million compared with negative cash flow of ($3.5) million a year ago.

Full Year 2013 Results

  Total revenue for the full year 2013 was $276.8 million, an increase of $58.5 million, or 27%, compared with $218.3 million in 2012. Subscription revenue was $227.9 million, an increase of 33% over 2012.
  GAAP operating income* for the full year 2013 was $23.9 million, compared with $27.9 million in 2012. Non-GAAP operating income** for the full year increased to $67.2 million, up 43%, compared with $47.1 million in 2012.
  GAAP net income* for the full year 2013 was $16.7 million, or $0.31 per diluted share, compared with $18.0 million, or $0.35 per diluted share, in 2012. Adjusted non-GAAP net income** for the full year 2013 was $41.8 million, or $0.77 per diluted share, up 58%, compared with $26.4 million, or $0.52 per diluted share, in 2012. See the non-GAAP reconciliation included in this release for full details of the non-GAAP adjustments.
  Total cash, cash equivalents and marketable securities were $436.3 million at the end of 2013, an increase of $313.7 million, or 256%, compared with $122.6 million at the end of 2012, primarily due to net proceeds of $279.4 million from the convertible senior notes issued during 2013 and record cash flows.
  Cash flow from operations was a record $69.6 million for the full year 2013, up 427% year over year.

Additional Highlights

  Subscription backlog grew to a record $228 million, up 23% year over year. Subscription backlog does not include intra-year renewals.
  Medidata's revenue retention rate for the year was over 98%. The renewal rate for all its large enterprise customers over the last several years was 100%.
  49% of customers had committed to multiple products at the end of 2013, up from 38% at the end of the previous year.
  Medidata's customer base grew to 397 in the fourth quarter of 2013, up 13% from the end of 2012.
  Non-Rave revenues increased 114% year-over-year, driven by adoption of Medidata’s innovative solutions for medical coding, randomization and trial supply management, safety data capture, and data-driven metrics and benchmarking.

"Medidata delivered another strong year of accelerated revenue growth and margin expansion, while continuing to invest in corporate initiatives designed to drive sustainable growth," said Cory Douglas, chief financial officer. “Our fourth quarter and full year 2013 results demonstrate the cash flow potential, leverage and scalable nature of our vertically focused business model. Our revenue guidance for 2014 represents the highest growth rate we have provided at the start of a new year since our IPO."

Financial Outlook

For the full year 2014, the company now expects:

  Revenues between $340.0 and $345.0 million.
  Professional services revenues in the low-to-mid $50.0 million range.
  Non-GAAP operating income between $80.0 and $83.0 million. Based on current estimates, this would equate to GAAP operating income between $33.5 and $36.5 million.
  Adjusted non-GAAP net income, which includes the tax affected adjustments primarily from stock-based compensation, non-cash interest expense associated with convertible senior notes, and amortization at a 40% effective tax rate, between $41.0 and $44.0 million. Based on current estimates, this would equate to GAAP net income between $12.0 and $15.0 million.

  While changes in the stock price could change the fully diluted share count, the company is assuming 55.7 million fully diluted shares.

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Thursday, February 20, 2014, by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 45357210. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata

Medidata is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud™ brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata’s public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2012. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*GAAP results include $9.3 million of stock-based compensation expense recognized during the fourth quarter of 2013 for the full year impact relating to long-term performance-based restricted stock units (units). These units contain performance targets measured on Medidata's three year compound annual revenue growth rate and total stockholder return. The recognition of expense for these units was based upon management’s assessment of the probability for achieving the predetermined performance targets and an estimate of the number of performance shares that will ultimately become earned on December 31, 2015. The $9.3 million of stock-based compensation expense represents approximately one-third of the estimated current value of these awards. The remaining expense will be recognized ratably over 2014 and 2015.

**Non-GAAP Financial Information

Medidata provides non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and an adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, an adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes. Adjusted non-GAAP net income excludes the impact of tax-affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, an adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes. Management uses these non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as share-based compensation, and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Medidata’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. One limitation of non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues	(unaudited)
Subscription (1)	$62,977	$47,737	$227,921	$171,647
Professional services	11,598	10,893	48,928	46,700
Total revenues	74,575	58,630	276,849	218,347
Cost of revenues (2)(3)
Subscription	9,735	8,501	37,053	32,600
Professional services	8,863	7,872	32,856	30,062
Total cost of revenues	18,598	16,373	69,909	62,662
Gross profit	55,977	42,257	206,940	155,685
Operating costs and expenses:
Research and development (2)	14,062	10,454	51,202	42,276
Sales and marketing (2)(3)	20,150	12,946	66,337	47,739
General and administrative (2)	23,281	9,607	65,513	37,777
Total operating costs and expenses	57,493	33,007	183,052	127,792
Operating (loss) income	(1,516)	9,250	23,888	27,893
Interest and other income (expense):
Interest expense	(3,747)	(18)	(5,925)	(138)
Interest income	311	84	555	280
Other (expense) income, net	(54)	51	(136)	34
Total interest and other (expense) income, net	(3,490)	117	(5,506)	176
(Loss) income before income taxes	(5,006)	9,367	18,382	28,069
Provision for income taxes	(5,588)	2,774	1,721	10,049
Net income	$582	$6,593	$16,661	$18,020
Earnings per share:
Basic (4)	$0.01	$0.13	$0.33	$0.37
Diluted (4)	$0.01	$0.13	$0.31	$0.35
Weighted average common shares outstanding:
Basic (4)	51,685	49,960	51,060	49,092
Diluted (4)	54,825	51,896	54,118	50,938

(1) Subscription revenues, formerly known as application services revenues, represent subscription fees from customers accessing our enterprise cloud-based solutions, as well as other support services.

(2) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	$1,159	$459	$3,149	$1,751
Research and development	858	262	2,397	1,049
Sales and marketing	4,318	743	8,859	2,871
General and administrative	10,363	1,287	21,738	5,243
Total stock-based compensation (5)	$16,698	$2,751	$36,143	$10,914
(3) Amortization expense of intangible assets included in costs of revenues and operating costs and expenses is as follows:
Cost of revenues	$105	$321	$589	$1,276
Sales and marketing	36	129	215	516
Total amortization of intangible assets	$141	$450	$804	$1,792
(4) Prior period results have been adjusted to reflect the two-for-one stock split which was effected in the form of a stock dividend in December 2013.

(5) The three and twelve months ended December 31, 2013 include $9.3 million of expense associated with long-term performance based restricted stock units with a performance condition related to compound annual revenue growth and a market condition related to total stockholder return. For further information, refer to Reconciliation of GAAP Operating Income and GAAP Net Income to non-GAAP Operating Income, non-GAAP Net Income, and Adjusted non-GAAP Net Income.

MEDIDATA SOLUTIONS, INC.
Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income, Non-GAAP Net Income, and Adjusted Non-GAAP Net Income (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating (loss) income:
GAAP operating (loss) income	$(1,516)	$9,250	$23,888	$27,893
GAAP operating margins	(2.0)%	15.8%	8.6%	12.8%
Stock-based compensation (1)	16,698	2,751	36,143	10,914
Depreciation and amortization	2,048	1,937	6,936	7,934
Contingent consideration adjustment (2)	59	42	239	319
Non-GAAP operating income	$17,289	$13,980	$67,206	$47,060
Non-GAAP operating margins	23.2%	23.8%	24.3%	21.6%
Net income:
GAAP net income	$582	$6,593	$16,661	$18,020
Stock-based compensation (1)	16,698	2,751	36,143	10,914
Amortization	141	450	804	1,792
Contingent consideration adjustment (2)	59	42	239	319
Non-cash interest expense on convertible senior notes (3)	3,019	—	4,715	—
Non-GAAP net income	20,499	9,836	58,562	31,045
Tax impact on add-back items (4)	(7,966)	(776)	(16,760)	(4,689)
Adjusted non-GAAP net income	$12,533	$9,060	$41,802	$26,356
GAAP basic earnings per share (5)	$0.01	$0.13	$0.33	$0.37
GAAP diluted earnings per share (5)	$0.01	$0.13	$0.31	$0.35
Non-GAAP basic earnings per share (5)	$0.40	$0.20	$1.15	$0.63
Non-GAAP diluted earnings per share (5)	$0.37	$0.19	$1.08	$0.61
Adjusted non-GAAP basic earnings per share (5)	$0.24	$0.18	$0.82	$0.54
Adjusted non-GAAP diluted earnings per share (5)	$0.23	$0.17	$0.77	$0.52

(1) Includes expense associated with long-term performance based restricted stock units with a performance condition related to compound annual revenue growth and a market condition related to total stockholder return, allocated to cost of revenues and operating costs and expenses as follows:

Cost of revenues	$379	$—	$379	$—
Research and development	361	—	361	—
Sales and marketing	2,680	—	2,680	—
General and administrative	5,905	—	5,905	—
Total	$9,325	$—	$9,325	$—

(2) Amount represents the effect of changes in fair value of contingent consideration liability.

(3) During the third quarter of 2013, we issued $287.5 million in convertible senior notes (the "Notes") with a coupon interest rate of 1.00%. Interest is paid semiannually on February 1 and August 1 over the five-year term of the notes. In connection with the Notes, we are required to recognize non-cash interest expense, including amortization of debt discount and issuance costs, in accordance with accounting guidance for convertible debt that may be settled in cash. We exclude this incremental non-cash interest expense for purposes of calculating non-GAAP net income and adjusted non-GAAP net income. We believe that excluding these expenses from our non-GAAP measures is useful to investors because such incremental non-cash interest expense does not generate a cash outflow for the company and the debt issuance costs do not represent a cash outflow for the company except in the period the Notes were issued; therefore both are not indicative of our continuing operations or meaningful when comparing current results to past results.

(4) Tax impact calculated using tax rates of 40% and 36% for 2013 and 2012, respectively.

(5) Prior period results have been adjusted to reflect the two-for-one stock split which was effected in the form of a stock dividend in December 2013.

The table above presents a reconciliation of GAAP to non-GAAP operating (loss) income, net income, and net income per share applicable to common stockholders for the three and twelve months ended December 31, 2013 and 2012. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$22,328	$32,683
Marketable securities	218,892	89,871
Accounts receivable, net of allowance for doubtful accounts of $1,055 and $747, respectively	45,534	42,359
Prepaid commission expense	3,615	2,281
Prepaid expenses and other current assets	13,511	8,042
Deferred income taxes	665	7,465
Total current assets	304,545	182,701
Restricted cash	5,118	388
Furniture, fixtures and equipment, net	41,229	10,474
Marketable securities, long-term	195,105	—
Goodwill	15,487	15,382
Intangible assets, net	904	1,708
Deferred income taxes, long-term	345	11,055
Other assets	10,620	2,923
Total assets	$573,353	$224,631
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,524	$2,998
Accrued payroll and other compensation	27,773	14,140
Accrued expenses and other	12,265	6,729
Deferred revenue	52,628	50,348
Total current liabilities	100,190	74,215
Noncurrent liabilities:
Convertible 1.00% senior notes, net	229,705	—
Deferred revenue, less current portion	1,430	4,323
Deferred tax liabilities	5,651	624
Other long-term liabilities	10,564	3,378
Total noncurrent liabilities	247,350	8,325
Total liabilities	347,540	82,540
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share; 100,000 shares authorized, 55,018 and 52,810 shares issued; 53,634 and 52,078 shares outstanding, respectively (1)	550	528
Additional paid-in capital (1)	248,336	160,373
Treasury stock, 1,384 and 732 shares, respectively	(26,414)	(5,626)
Accumulated other comprehensive loss	(199)	(63)
Retained earnings (accumulated deficit)	3,540	(13,121)
Total stockholders' equity	225,813	142,091
Total liabilities and stockholders' equity	$573,353	$224,631

(1) Prior period results have been adjusted to reflect the two-for-one stock split which was effected in the form of a stock dividend in December 2013.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$16,661	$18,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,936	7,934
Stock-based compensation	36,143	10,914
Amortization of discounts or premiums on marketable securities	3,075	1,573
Deferred income taxes	(816)	3,123
Amortization of debt issuance costs	577	60
Amortization of debt discount	4,182	—
Excess tax benefit associated with equity awards	(4,531)	(3,655)
Contingent consideration adjustment	239	319
Provision for doubtful accounts	657	165
Loss on fixed asset disposal	241	—
Changes in operating assets and liabilities:
Accounts receivable	1,249	(16,056)
Prepaid commission expense	(535)	(1,426)
Prepaid expenses and other current assets	2,099	(2,553)
Other assets	(3,697)	(1,372)
Accounts payable	(457)	(823)
Accrued payroll and other compensation	3,614	4,286
Accrued expenses and other	7,728	2,226
Deferred revenue	(5,465)	(11,471)
Other long-term liabilities	1,697	1,981
Net cash provided by operating activities	69,597	13,245
Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(30,505)	(5,742)
Purchase of available-for-sale marketable securities	(446,745)	(109,320)
Proceeds from sale of available-for-sale marketable securities	119,470	80,370
Net increase in restricted cash	(4,956)	—
Net cash used in investing activities	(362,736)	(34,692)
Cash flows from financing activities:
Proceeds from exercise of stock options	10,452	9,328
Excess tax benefit associated with equity awards	4,531	3,655
Payment of acquisition-related earn-out	(380)	(251)
Repayment of obligations under capital leases	(75)	(268)
Proceeds from issuance of convertible senior notes	287,500	—
Payment of costs associated with issuance of convertible senior notes	(8,144)	—
Acquisition of treasury stock	(10,828)	(3,439)
Repayment of notes payable	(249)	(113)
Net cash provided by financing activities	282,807	8,912
Net decrease in cash and cash equivalents	(10,332)	(12,535)
Effect of exchange rate changes on cash and cash equivalents	(23)	4
Cash and cash equivalents - Beginning of period	32,683	45,214
Cash and cash equivalents - End of period	$22,328	$32,683

CONTACT:
Medidata Solutions
Investor Contact:
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Gail Janowitz, 212-918-1792
gjanowitz@mdsol.com